AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of July 1, 2007 (the “Amendment”), between North Pittsburgh Systems, Inc., a Pennsylvania corporation (the “Company”), and Wells Fargo Bank Minnesota, N.A., a National Association, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of September 25, 2003 (the “Rights Agreement”);

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger with Consolidated Communications Holdings, Inc., a Delaware corporation (“Parent”), and Fort Pitt Acquisition Sub Inc., a Pennsylvania corporation and a wholly-owed subsidiary of Parent (“Merger Sub”); and

WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct the Rights Agent to execute this Amendment in accordance with Section 28 of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.           Amendment toDefinition ofAcquiring Person. Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

Notwithstanding anything to the contrary in this Agreement, neither Parent, Merger Sub nor any of their respective Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person solely by virtue of (w) the execution and delivery of the Merger Agreement or any agreements, arrangements or understandings entered into by Parent or Merger Sub contemplated by the Merger Agreement if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement, (x) the announcement of the Merger Agreement or the Merger, (y) the consummation of the Merger or (z) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement (each of the events set forth in the foregoing clauses (w), (x), (y) and (z), an “Exempt Event”).

2.           New Definitions.  Section 1 of the Rights Agreement is hereby amended to add the following defined terms at the end thereof:

(dd)           “Exempt Event” shall have the meaning set forth in Section 1(a) hereof.

(ee)           “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of July 1, 2007, by and among the Company, Consolidated Communications Holdings, Inc., a Delaware corporation (“Parent”), and Fort Pitt Acquisition Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (as it may be amended or supplemented from time to time).

(ff)           “Merger Sub” shall have the meaning set forth in Section 1(ee) hereof.

(gg)           “Parent” shall have the meaning set forth in Section 1(ee) hereof.

2.           Amendment to Definitionof Final Expiration Date.  Section 7(a) of the Rights Agreement is hereby amended by replacing clause (i) thereof with the following (and Exhibit B to the Rights Agreement shall be deemed amended accordingly):

(i) (x) the Close of Business on October 6, 2013 or (y) if earlier, the time immediately prior to the Effective Time (as defined in the Merger Agreement), if the Effective Time shall occur (the earlier to occur of (x) and (y), the “Final Expiration Date”)

3.           Amendment to Section 13(a).  Section 13(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 13 and Section 14 hereof shall not apply to any Exempt Event.

4.           Amendment to Section 31.  Section 31 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any Exempt Event.

5.           Directions to Rights Agent; Officer’s Certificate.  The Company hereby directs the Rights Agent, in accordance with the terms of Section 28 of the Rights Agreement, to execute this Amendment in its capacity as Rights Agent.  The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company that (a) he holds the office set forth under his name on the signature page hereto and (b) this Amendment is in compliance with Section 28 of the Rights Agreement.

6.           Miscellaneous.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.  In accordance with the resolutions adopted by the Company’s Board of Directors, this Amendment is effective as of the time at which such resolutions were so adopted.  Except as set forth in this Amendment, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument, it being understood that counterparts may be delivered by facsimile or .pdf.  Headings of the several Sections of the Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

NORTH PITTSBURGH SYSTEMS, INC.

By:	/s/ Harry R. Brown
	Name:	Harry R. Brown
	Title:	President and Chief Executive Officer

WELLS FARGO BANK MINNESOTA, N.A., as Rights Agent

By:	/s/ Barbara M. Novak
	Name:	Barbara M. Novak
	Title:	Vice President